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                                                                       EXHIBIT
                                                                         12
                              MARSHALL & ILSLEY CORPORATION
                    COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                        ($OOO's)

                    3 Months
                    March 31
EARNINGS              1994      1993      1992      1991      1990      1989
                    --------- --------- --------- --------- --------- ---------
Earnings before
income taxes and
cumulative effect
of changes in
accounting
principles           $44,746  $196,563  $174,457  $146,482  $104,255  $123,184

Fixed charges,
excluding interest
on deposits           12,141    37,710    38,709    52,515    73,497    88,759
                    --------- --------- --------- --------- --------- ---------
Earnings including
fixed charges but
excluding interest
on deposits           56,887   234,273   213,166   198,997   177,752   211,943

Interest on deposits  32,607   145,717   190,582   271,454   297,063   273,546
                    --------- --------- --------- --------- --------- ---------
Earnings including
fixed charges and
interest on
deposits             $89,494  $379,990  $403,748  $470,451  $474,815  $485,489
                    ========= ========= ========= ========= ========= =========

FIXED CHARGES:

Interest Expense:

Borrowings:
 Short-term           $6,464   $16,714   $14,600   $27,288   $50,763   $66,866
 Long-term             4,383    15,927    19,085    20,146    18,540    18,004

One-third of rental
expense for all
operating leases
(the amount deemed
representative of
the interest factor)   1,294     5,069     5,024     5,081     4,194     3,889
                    --------- --------- --------- --------- --------- ---------
Fixed charges
excluding interest
on deposits           12,141    37,710    38,709    52,515    73,497    88,759

Interest on Deposits  32,607   145,717   190,582   271,454   297,063   273,546
                    --------- --------- --------- --------- --------- ---------
Fixed charges
including interest
on deposits          $44,748  $183,427  $229,291  $323,969  $370,560  $362,305
                    ========= ========= ========= ========= ========= =========

RATIO OF EARNINGS TO FIXED CHARGES

Excluding interest
on deposits             4.69 x    6.21 x    5.51 x    3.79 x    2.42 x    2.39 x

Including interest
on deposits             2.00 x    2.07 x    1.76 x    1.45 x    1.28 x    1.34 x